Exhibit 3.7

KEATING CAPITAL, INC.

AMENDMENT TO THE DIVIDEND REINVESTMENT PLAN

WHEREAS, Keating Capital, Inc. (the “Corporation”) has previously adopted the Keating Capital, Inc. Dividend Reinvestment Plan (the “Plan”), which was amended and restated as of April 12, 2011;

WHEREAS, the Company’s Board of Directors believes that it is in the best interests of the Company and its stockholders to adopt certain amendments to the Plan to eliminate the acquisition of a fractional interest of a share of Common Stock of the Company under the Plan;

WHEREAS, pursuant to Section 13 of the Plan, the Corporation may, at any time, amend or supplement the terms and conditions of the Plan, subject to the mailing of an appropriate written notice at least 30 days prior to the effective date of such amendment;

NOW, THEREFORE, BE IT RESOLVED, the Board of Directors does hereby adopt the following amendments to the Plan:

FIRST: The last sentence of Section 6 is hereby amended by deleting “and a check for any fractional share” at the end thereof.

SECOND: The last three sentences of Section 7 shall be deleted and replaced by the following:

“The Plan Administrator will not acquire any fractional interest in a share of Common Stock of the Corporation under the Plan, and the Plan Administrator will pay any such fractional interest to the Participant in cash at the price per share determined under Section 3 with respect to such distribution.”

THIRD: The fourth sentence of Section 12 is hereby amended by deleting “and a cash adjustment for any fractional share.”

FOURTH: Except as set forth herein, all other sections of the Plan shall and do remain in full force and effect.

FIFTH: The foregoing amendments to the Plan have been unanimously approved by the Board of Directors of the Company by written consent without a meeting on November 5, 2012.

SIXTH: The foregoing amendments shall become effective pursuant to Section 13 of the Plan on the thirtieth day following the date the Corporation first provided written notice of such amendments to Participants as required under Section 13 of the Plan.

Dated: November 5, 2012